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                                                               EXHIBIT (h)(3)(b)

                AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT is made as of the
       of               , 2004, by and among AMERICAN GENERAL LIFE INSURANCE
------    --------------
COMPANY (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated February 1, 2000, as amended November 1, 2000 (the "Agreement") in connection with the participation by the Funds (as defined in the Agreement) in individual and group variable annuity and variable life insurance contracts to be issued through one or more separate accounts established by the Company under state law;

     WHEREAS, since the date of this Agreement, American Century Investment Services, Inc. (the "Distributor") became the sole distributor of the Funds and in connection therewith, ACIM wishes to assign all its rights and obligations under the Agreement to the Distributor and the Company wishes to consent to such assignment;

     WHEREAS, the parties desire to expand the number of Funds to be made available as investment options under the Contracts; and

     WHEREAS, in connection with the expansion of Funds, the parties have agreed to revise the compensation terms as set forth herein; and

     WHEREAS, the parties desire to revise the method of calculating payments to the Company.

     WHEREAS, the parties now desire to modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Assignment by ACIM. Since the date of the Agreement, Distributor became the sole distributor of the Funds offered under the Agreement. Therefore, ACIM hereby assigns all its rights and obligations under the Agreement to Distributor and Distributor accepts such assignment. The Company hereby consents to such assignment. From the date of this Amendment, all references to "ACIM" in the Agreement shall be deemed to refer to Distributor.

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     2. The second WHEREAS clause is hereby deleted in its entirety and replaced with the following:

          "WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Income & Growth Fund, VP International Fund, VP Value Fund and Class II of the VP Inflation Protection Fund (collectively, the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended and issued by American Century Variable Portfolios, Inc., except for Class II of the VP Inflation Protection Fund, which is issued by American Century Variable Portfolios II, Inc. (collectively referred to as the "Issuer");"

     3. Sections 6(b), 6(c) and 6(d) are hereby deleted in their entirety and the following sections are substituted in lieu thereof:

          "(b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the
     "Administrative Services Fee") equal to       basis points (  %) per annum
                                             -----               --
     of the average aggregate amount invested by the Company in Class I shares
     of the Funds and       basis points (  %) per annum of the average
                      -----               --
     aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreement. The payments received by the Company do not constitute payment in any manner for investment advisory services.

          "(c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, Distributor will pay the Company a
     fee (the "Distribution Fee") of       basis points (  %) of the average
                                     -----               --
     aggregate amount invested by the Company in Class II of the VP Inflation Protection Fund under this Agreement.

          "(d) For the purposes of computing the payments to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month."

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     4. The first paragraph of Section 13 is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

          "13. Termination; Withdrawal of Offering. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, the Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor or the Issuer, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of the Issuer or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party."

     5. Section 18 is hereby deleted in its entirety and the following Section 18 is substituted in lieu thereof:

          "18. Successors and Assigns. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of both parties hereto."

     6. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement.

     7. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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     8. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

AMERICAN GENERAL LIFE                   AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                       MANAGEMENT, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


By:                                     AMERICAN CENTURY INVESTMENT
    ---------------------------------   SERVICES, INC.
Name:
         ----------------------------
Title:                                  By:
         ----------------------------       ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Corporate Seal]

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EXHIBIT B

                              DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.

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